Exhibit 10.1B

234 Ninth Avenue North	T 206-624-3357
Seattle, WA	F 206-624-6857
98109	www.jonessoda.com

March 31, 2006

Hassan Noormohamed Natha

4604 230th Terrace SE

Sammamish, WA

98075

Dear Hassan:

Re:	Employment – Chief Financial Officer,

I am pleased to offer you the position of Chief Financial Officer (CFO), for Jones Soda Co. Your success in this role will be based on managing the finances of the company and working closely with our management team. We are also expecting that you review and work with our current sales team, so that they can utilize your skill and professionalism.

The areas that you will be responsible for are summarized as follows:

1.	Keep the company functioning from a financial, operational and administrative perspective in compliance with all laws and regulations (SEC, GAAP, Sarbox, etc.)

2.	Develop and manage the overall company budget.

3.	Provide strategic and financial support to major transactions and partnership agreements.

4.	Accountable for developing and executing hiring, training and evaluation procedures for the Financial team which fosters a positive human resource environment and motivated team employees.

5.	Manage the all legal and accounting outside service providers.

6.	Implement, as appropriate, enhancements and extensions of existing financial and administrative procedures and internal controls. Evaluate existing policies to ensure that they are meeting or exceeding the standards the Company.

7.	Ensure that the Company Finances and strategy are in accordance with the Company’s overall strategic plan.

8.	Assist the CEO and the Board in their planning and evaluation of the business; make recommendations and changes regarding improvements in financial and administrative procedures and policies.

9.	Ensure that all regional/trade marketing expenses and/or slotting expenses are documented and/or pre-approved as per the Company’s Policy and Procedures.

10.	Build and maintain an ongoing positive relationship between vendors, suppliers, and distributors and the Company.

You will report directly to myself, Chief Executive Officer as well as take direction from the Board of Directors when applicable.

Your compensation will be as follows:

Effective start date:	April 04, 2006

Salary:	Base of $150,000 per annum paid semi-monthly

Review Period:	There will be a review after the first three months of your employment or July 04, 2006, (with quarterly reviews thereafter) and a compensation review on October 04, 2006.

One Year Review:	If you are still employed with the Company 12 months after your start date, the Company will negotiate with you in good faith regarding a formal employment agreement. Provided mutually acceptable terms can be reached, the Company will enter into a formal employment agreement with you. The Company agrees that any employment agreement agreed upon shall include a mutually acceptable provision for change of control.

Bonus:	Bonuses will be set annually by and in the discretion of the compensation committee prior to start of the annual operating plan and will be based on the management of expenses. Annual bonus will be not less then 25% of base salary, assuming the annual performance goals are met. The 2006 bonus line of sight will be set within a 60 day period from the start date.

Benefits:

•      Medical and dental coverage for you under the Jones Soda Co. plan. The Company has its health benefit program through Great West Life and it is a Preferred Network plan. The company maintains a $50 co pay for all employees.

• We will waive the three-month eligibility requirement for the Medical/Dental benefit program so that you can begin on the benefit program as of the start date of your employment.

• You will be eligible to participate in the Company’s 401K Program.

Stock Options:	40,000 stock options will be granted in 30 days from the signing of the offer letter by both parties, subject to shareholder approval of an increase in the number of shares under the option plan. All options are subject to the terms set forth in the Company stock option plan as filed with the Securities and Exchange Commission. Assuming you are still employed with the Company, you will receive 40,000 stock options annually set within 10 days of the anniversary date of your employment with the Company.

Vacation:	3 weeks per annum

Professional dues:	Subject to pre-approval by me, the Company will maintain all professional dues and support all continuing education that enhances your skills and knowledge as CFO.

You will be required, as a condition of your employment with Jones Soda Co., to sign the Company’s Confidentiality Agreement. Your employment with Jones Soda Co. will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause.

By signing this letter, you represent that you are under no contractual commitments inconsistent with your obligations to Jones Soda Co.

If you have any questions on the above, please give me a call at your convenience.

If you are in agreement with the above, please confirm below.

Sincerely,

Jones Soda Co.

Per:

/s/ Peter van Stolk
Peter van Stolk

CEO

Confirmed and agreed:

Per:	/s/ Hassan Natha

Finance Approval

CEO:	Date: